Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JULY 9, 2008,

BY AND AMONG

 ACCESS PHARMACEUTICALS, INC.,

MACM ACQUISITION CORP.

AND

MACROCHEM CORPORATION

TABLE OF CONTENTS

Page

ARTICLE I	THE MERGER

1.01	The Merger
1.02	Closing
1.03	Effective Time of the Merger
1.04	Effects of the Merger
1.05	Certificate of Incorporation; By-Laws; Purposes
1.06	Directors
1.07	Officers

ARTICLE II	EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP UNITS OF THE CONSTITUENT COMPANIES

2.01	Effect on Capital Stock and Membership Units
2.02	Exchange of Certificates
2.03	Treatment of Company Warrants
2.04	Company Notes
2.05	Withholding Rights

ARTICLE III	REPRESENTATIONS AND WARRANTIES

3.01	Representations and Warranties of the Company
3.02	Representations and Warranties of Parent and Merger Sub

ARTICLE IV	ADDITIONAL AGREEMENTS

4.01	Company Financial Statements
4.02	Access to Information; Confidentiality
4.03	Reasonable Best Efforts
4.04	Indemnification of Company Directors and Officers
4.05	Public Announcements
4.06	Shareholder Rights Plan
4.07	Tax Free Reorganization Treatment

ARTICLE V	CONDITIONS PRECEDENT

5.01	Conditions to each Party’s Obligation to Effect the Merger
5.02	Conditions to Obligations of Parent and Merger Sub
5.03	Conditions to Obligations of the Company

ARTICLE VI	TERMINATION, AMENDMENT, AND WAIVER

6.01	Termination
6.02	Effect of Termination
6.03	Amendment
6.04	Extension; Waiver
6.05	Procedure for Termination, Amendment, Extension or Waiver

ARTICLE VII	GENERAL PROVISIONS

7.01	Nonsurvival of Representations and Warranties
7.02	Notices
7.03	Definitions
7.04	Interpretation
7.05	Counterparts
7.06	Entire Agreement; No Third-Party Beneficiaries
7.07	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
7.08	Assignment
7.09	Remedies

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 10, 2008, by and among Access Pharmaceuticals, Inc. (“Parent”), MACM Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and MacroChem Corporation, a Delaware corporation (the “Company”).  Certain capitalized terms used herein are defined in Section 7.03 of this Agreement.

WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company has (i) determined it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement and the transactions contemplated hereby on the terms and subject to the conditions set forth herein;

WHEREAS, the acquisition of the Company shall be effected through the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly-owned Subsidiary of Parent;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368 of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company agree as follows:

ARTICLE I.

THE MERGER

1.01                           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Upon the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Surviving Corporation”).

1.02                           Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties hereto, such date to be no later than the second business day following satisfaction or waiver of all of the conditions set forth in Article VI capable of satisfaction prior to Closing (the “Closing Date”), at the offices of Bingham McCutchen, LLP, 399 Park Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

1.03                           Effective Time.  Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall, in each case, make all other filings or recordings required thereby.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.04                           Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.05                           Certificate of Incorporation; By-Laws; Purposes.

(a)                                  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

(b)                                 At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.06                           Directors.  From and after the Effective Time, the directors of the Surviving Corporation shall be Jeffrey B. Davis and David P. Luci, until the earlier of their respective resignation or removal or until their successors are duly elected and qualified, as the case may be.

1.07                           Officers.  From and after the Effective Time, the officer of the Surviving Corporation shall be Jeffrey B. Davis and David Luci, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES

2.01                           Effect on Capital Stock and Company Notes.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or any holder of any shares of Company Common Stock, Company Notes, Company Warrants, In the Money Company Warrants or any common stock of Merger Sub:

(a)                                  Common Stock of Merger Sub.  Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock, par value $0.001 per share, of the Surviving Corporation.

(b)                                 Cancellation of Treasury Stock and Parent-Owned Company Stock.  Each share of Company Common Stock that is owned by the Company, and each share of Company Common Stock that is owned by Parent, Merger Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Capital Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Company Common Stock and In the Money Company Warrants.

(i)                                     Each issued and outstanding share of Company Common Stock (excluding shares cancelled pursuant to Section 2.01(b) and any Dissenting Shares to the extent provided in Section 2.04 but including all shares of Company Common Stock issued upon exercise of Company Options or Company Warrants occurring after the date of this Agreement and including all shares issuable upon conversion of any of the In the Money Company Warrants) shall be converted into the right to receive a number of shares of Parent Common Stock equal to:  (A) 2,500,000, divided by (B) the sum of (1) the total number of shares of Company Common Stock outstanding at the Effective Time, and (2) the total number of shares of Company Common Stock issuable upon conversion of the In the Money Company Warrants assuming a cashless conversion at the closing price of Company Common Stock on the date of this Agreement, such quotient to be carried out to eight decimal points (the “Common Stock Exchange Ratio”); provided, however, that in no event shall Parent be required to issue more than an aggregate of 2,500,000 shares of Parent Common Stock as consideration for the Merger and the transactions contemplated thereby;

(ii)                                  The total number of shares of Parent Common Stock issuable in exchange for the Company Common Stock and shares underlying the In the Money Company Warrants shall be referred to herein collectively as the “Merger Consideration.”  In no event shall the aggregate number of shares of Parent Common Stock to be issued or issuable hereunder in exchange for Company Common Stock and/or In the Money Company Warrants exceed, in the aggregate, 2,500,000 (or such lesser number if decreased in accordance with Section 2.04).  Except as set forth in this Article II, no other amounts shall be payable with respect to such Company Common Stock or In the Money Company Warrants.

(d)                                 Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the “Certificates”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02.

(e)                                  Cancellation and Retirement of In the Money Company Warrants.  As of the Effective Time, all of the In the Money Company Warrants outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of an In the Money Warrant shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (and cash in lieu of fractional shares of Parent Common Stock) to be issued or paid in consideration therefor upon surrender of such In the Money Warrant in accordance with Section 2.02.

(f)                                    Company Notes. At the Effective Time, Parent shall assume the due and punctual performance of all of the terms and conditions of each outstanding Company Note and each such Company Note shall, unless the conversion rights thereunder have previously expired, become convertible into the number of New Securities (as defined in the Company Notes) of Parent and at such Conversion Price (as defined in the Company Notes) as set forth therein. The “Company Notes” shall be the convertible promissory notes made by the Company listed in Section 2.01(f) of the Company Disclosure Schedule. The parties acknowledge that certain of the Company Notes automatically will convert, at the closing price of Parent Common Stock on the date hereof, to the right to receive Parent Common Stock at the Effective Time.

2.02                           Exchange of Certificates.

(a)          Exchange Agent.  As of the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent (the “Exchange Agent”) which shall provide that Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates and In the Money Company Warrants, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and In the Money Company Warrants.

(i)             Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificates and In the Money Company Warrants immediately prior to the Effective Time whose shares of Company Common Stock and/or In the Money Company Warrants were converted into shares of Parent Common Stock pursuant to Section 2.01(c) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and/or In the Money Company Warrants shall pass only upon delivery of the Certificates and/or In the Money Company Warrants, as applicable, to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates and/or In the Money Company Warrants in exchange for certificates representing shares of Parent Common Stock.  Upon surrender of a Certificate and/or In the Money Company Warrants for cancellation (or indemnity reasonably satisfactory to Parent and the Exchange Agent, if any of such Certificates and/or In the Money Company Warrants are lost, stolen or destroyed) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate and/or In the Money Company Warrants shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of all Certificates and/or In the Money Company Warrants surrendered by such holder pursuant to the provisions of this Article II (after taking into account all shares of Company Common Stock than held by such holder either directly or upon conversion of the In the Money Company Warrants in a cashless conversion), and the Certificates and/or In the Money Company Warrants, as applicable, so surrendered shall forthwith be cancelled.  In the event of a transfer of ownership of shares of Company Common Stock and/or In the Money Company Warrants which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate and/or In the Money Company Warrants, as applicable, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrender as contemplated by this Section 2.02(b), subject to the provisions of Section 6.02(h) (Dissenters Rights) each Certificate and In the Money Company Warrants, in each case, shall be deemed at any time after the Effective Time to represent only the Parent Common Stock into which the shares of Company Common Stock represented by such Certificate or In the Money Company Warrants have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02(b).

(ii)                                  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to this Section 2.02 until the surrender of such Certificate and/or In the Money Company Warrants, as applicable, in accordance with this Article II.  Subject to the effect of applicable laws, following surrender of any such Certificate and/or In the Money Company Warrants, as applicable, there shall be paid to the holder of the certificate representing the whole shares of Parent Common Stock issued in exchange therefor without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to this Section 2.02 and the amount of any dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(iii)                               No further Ownership Rights in Company Common Stock.  All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock and In the Money Company Warrants in accordance with the terms hereof, and all cash paid pursuant to this Section 2.02 in lieu of fractional shares, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock and/or In the Money Company Warrants, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Common Stock and In the Money Company Warrants which were outstanding prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(iv)                              No Fractional Shares.  (i) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and/or In the Money Company Warrants, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates and In the Money Company Warrants an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time by such holder) by (b) the average of the closing sale prices for a share of Parent Common Stock on the OTC Bulletin Board for the ten trading days immediately preceding the date of the Effective Time.

(b)         As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates and/or In the Money Company Warrants, as applicable, with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates and/or In the Money Company Warrants, subject to and in accordance with the terms of this Section 2.02.

(c)          Termination of Exchange Fund.  Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.02 which remains undistributed to the holders of the Certificates and/or In the Money Company Warrants six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates and/or In the Money Company Warrants who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled pursuant to this Article II.

(d)         No Liability.  None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates and/or In the Money Company Warrants shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(f)            Adjustment Provisions.  In the event Parent changes (or establishes a record date for changing) the number of shares of Parent Common Stock issued and outstanding prior to the Effective Time as a result of, including, without limitation, a forward or reverse stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Parent Common Stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted.  If between the date hereof and the Effective Time, Parent shall merge, be acquired or consolidated with, by or into any other corporation (a “Business Combination”) and the terms thereof shall provide that Parent Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made as part of the terms of such Business Combination so that security holders of the Company who would be entitled to receive shares of Parent Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of Parent Common Stock issuable to such security holders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of Parent Common Stock (provided that nothing herein shall be construed so as to release the acquiring entity in any such Business Combination from its obligations under this Agreement as the successor to Parent).

2.03         Treatment of Company Options and Company Warrants.    Parent shall not assume any options to purchase shares of Company Common Stock (the “Company Options”), even if such Company Options are outstanding immediately prior to the Effective Time and are fully vested and exercisable immediately prior to the Effective Time.  All Company Options shall have been exercised or terminated prior to the Closing Date.  The Company shall have taken all necessary action to implement and carry out the provisions of this Section 2.03, including, without limitation, taking the actions described in Section 6.02(e).

Section 2.03 of the Company Disclosure Letter sets forth a list of the outstanding “in the money” warrants to purchase shares of Company Common Stock (the “In the Money Company Warrants”).  At the Effective Time, the In the Money Company Warrants shall automatically convert into the right to receive a portion of the Merger Consideration as provided in Section 2.01 above.  Except for the obligation to grant a portion of the Merger Consideration to holders of the In the Money Company Warrants, Parent shall not assume either the In the Money Company Warrants or other warrants to purchase shares of Company Common Stock (the “Company Warrants”), even if such Company Warrants are outstanding immediately prior to the Effective Time and are fully vested and exercisable immediately prior to the Effective Time.  The Company shall have taken all necessary action to implement and carry out the provisions of this Section 2.03, including, without limitation, taking the actions described in Section 6.02(e).

2.04         Dissenting Shares.

(a)           Subject to the provisions of Section 6.02(g) and notwithstanding any provision of this Agreement to the contrary, the shares of any holder of Company Common Stock who has demanded and perfected appraisal rights of such shares in accordance with Delaware Law and who, as of the Effective Time of the Merger, has not effectively withdrawn or lost such appraisal rights (“Dissenting Shares”) shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 2.01(c), but the holder thereof shall only be entitled to such rights as are granted by Delaware Law, and the total number of shares of Parent Common Stock issuable as Merger Consideration as provided in Section 2.01(c) shall be proportionately decreased.

(b)           Notwithstanding the foregoing, if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive Parent Common Stock, without interest thereon, upon surrender of the Certificate representing such shares as provided in Section 2.01(c), and the total number of shares of Parent Common Stock issuable as Merger Consideration as provided in Section 2.01(c) shall be proportionally increased to the extent such number was previously decreased pursuant to Section 2.05(a) above with respect to such shares.

(c)           The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under Delaware Law.  The Company shall not, except with the prior written consent of Parent or as may be required by applicable law, voluntarily make any payment with respect to any demands for appraisal of the Company Common Stock or offer to settle or settle any such demands.

2.05         Withholding Rights.  Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.01                           Representations and Warranties of the Company and its Subsidiaries. Except as may be set forth in a disclosure letter (to the extent each disclosure item therein is clearly marked to indicate the section, paragraph or subparagraph of this Agreement to which such disclosure is an exception, referencing the same section, paragraph and subparagraph as used in this Agreement, in each case, except to the extent that any such disclosure is reasonably discernable to apply to more than one section, paragraph or subparagraph of this Agreement) delivered by the Company to Parent and Merger Sub at the time of execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

(a)                                  Organization; Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to the Company.  The Company has delivered to Parent complete and correct copies of each of (i) the certificate of incorporation (including any Certificate of Designations thereto) (the “Company Certificate”) and by-laws (the “Company By-laws”) of the Company, in each case as amended and as currently in effect and (ii) the minute books of the Company which contain records of all meetings held of, and other corporate actions taken by, its stockholders, board of directors and any committees appointed by its board of directors.

(b)                                 Subsidiaries. Except as set forth in Section 3.01(b) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person.

(c)                                  Capital Structure.  The authorized capital stock of the Company consists of (x) 100,000,000 shares of Company Common Stock and (y) 6,000,000 shares of Company Preferred Stock.  As of the date hereof, there were:  (i) 45,798,412 shares of Company Common Stock issued and outstanding; (ii) 0 shares of Company Preferred Stock issued and outstanding, (iii) 299 shares of Company Common Stock held in the treasury of the Company; (iv) 1,784,584 shares of Company Common Stock reserved for issuance upon exercise of options available for grant pursuant to the Company’s stock option plans; (v) 7,376,488 shares of Company Common Stock issuable upon exercise of awarded but unexercised stock options; and (vi) warrants representing the right to purchase 20,445,984 shares of Company Common Stock.  Except as set forth above, as of the date hereof, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of the Company are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  The shares of Company Common Stock to be issued in connection with the Merger (x) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights and (y) will be issued in compliance in all material respects with all applicable federal and state securities laws and applicable rules and regulations promulgated thereunder.  Except as set forth above and in (i) Section 3.01(c) of the Company Disclosure Letter and (ii) the Rights Agreement dated as of August 13, 1999, between the Company and American Stock Transfer & Trust Company as Rights Agent (the “Shareholder Rights Plan”), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or obligating the Company to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company.  As of the date hereof, all of the issued and outstanding shares of common stock in Virium Pharmaceuticals Inc., a Subsidiary of the Company, are owned by the Company, free and clear of any Lien, and as of the Closing Date, all of the common stock of Virium Pharmaceuticals Inc. will be owned by the Company free and clear of any Lien.

(d)                                 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  The execution and delivery of this Agreement does not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the provisions hereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever except for a Permitted Lien (collectively, “Liens”) upon any of the properties or assets of the Company under, (i) the Company Certificate or Company By-laws, (ii) any agreement, contract, license, loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in the last sentence of this Section 3.01(d), any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or its properties or assets. Each Lien of the Company in excess of $5,000 is set forth in Section 3.01(d) of the Company Disclosure Letter. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

(e)                                  Company SEC Documents; Undisclosed Liabilities.  Since January 1, 2005, the Company has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents.  Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents (including any and all Company SEC Financial Statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of Company included in the Company SEC Documents (the “Company SEC Financial Statements”) comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments).  The Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be recognized or disclosed on a balance sheet of the Company or in the notes thereto, except (i) liabilities reflected in the audited balance sheet of the Company as of March 31, 2008, (ii) liabilities incurred since March 31, 2008, in the ordinary course of business consistent with past practice and (iii) liabilities that would not be reasonably likely to have a Material Adverse Effect with respect to the Company.

(f)                                    Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures required by Rule 13a-15 and 15d-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information relating to the Company is made known to the Company’s chief executive officer and chief financial officer by others within the Company, particularly during the period in which the Company’s applicable Exchange Act report is being prepared, and effective, in that they provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company’s management assessment was that disclosure controls and procedures were effective as of March 31, 2008.

(g)           Information Supplied.  None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the “Form S-4”) shall, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state anymaterial fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Information Statement shall, at (A) the date it is first mailed to the Company’s stockholders and/or (B) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Information Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(h)           Absence of Certain Changes or Events.  Since March 31, 2008, there is not and has not been:  (i) any Material Adverse Change with respect to the Company; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to the Company; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

(i)            Litigation; Labor Matters; Compliance with Laws.

(i)            Except as set forth in Section 3.01(i)(i) of the Company Disclosure Letter, there is no suit, action, claim, charge, arbitration, investigation or proceeding pending before or, to the knowledge of the Company, threatened by, a Governmental Entity, in each case with respect to the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder. There is no judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company.

(ii)           Except as set forth in Section 3.01(i)(ii) of the Company Disclosure Letter (1) the Company is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) the Company is not the subject of any strike, grievance or other proceeding asserting that the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other labor dispute involving the Company or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) the Company is in material compliance with all applicable laws (domestic and foreign), agreements, contracts and policies relating to employment, employment practices, wages, hours, immigration matters and terms and conditions of employment; (6) the Company has paid in full to all employees of the Company all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program, statute or other law; (7) the Company is not liable for any severance pay or other payments to any employee or former employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan or program of the Company, nor will the Company have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law, contract or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by the Company on or prior to the Effective Time; and (8) the Company is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and any similar state or local laws, and all other employee notification and bargaining obligations arising under any statute or otherwise.

(iii)          The business of the Company is not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity in any material respect.

(j)            Employee Benefit Plans.

(i)            Section 3.01(j)(i) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA or any of its foreign equivalents)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or other activities taken by the Company on or prior to the date of this Agreement), sponsored by the Company or any other entity such as a co-employer, whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company has any present or future right to benefits based on such employee’s employment with the Company and under which the Company has any present or future liability.  All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the “Company Plans.”

(ii)           With respect to each Company Plan, the Company has delivered to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter issued by the IRS; (C) any summary plan description and other material written communications (or a description of any material oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney’s response to an auditor’s request for information.

(iii)          (A) Neither the Company nor any member of its Controlled Group has or shall have, as of the Effective Time, any obligation to any multiemployer plan (within the meaning of 4001(a)(3) of ERISA) or any collective bargaining agreement; (B) neither the Company nor any member of its Controlled Group has incurred any material withdrawal liability under Title IV of ERISA; and (C) neither the Company nor any member of its Controlled Group has engaged in a transaction which could subject it to liability under ERISA Section 4212(c).

(iv)          (A) Each Company Plan which is intended to meet the requirements for Tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (B) the Company has received a favorable determination from the IRS with respect to any trust intended to be qualified within the meaning of Code Section 501(c)(9).

(v)           The Company has complied and currently complies in all material respects with the applicable continuation requirements for its welfare benefit plans, including Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA and any applicable state statutes maintaining health insurance continuation coverage for employees and beneficiaries.

(vi)          Except as otherwise disclosed in Section 3.01(j)(vi) of the Company Disclosure Letter, none of the terms of the Company Plans provides that the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (A) entitle any of the Company’s employees or current or former officers or directors to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(vii)         Except as otherwise disclosed in Section 3.01(j)(vii) of the Company Disclosure Letter, no payment that is owed or may become due to any director, officer, employee or agent of the Company will be non-deductible or subject to tax under Section 280G, Section 4999 or Section 162(m) of the Code; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(viii)        Each Company Plan is amendable and terminable at the sole discretion of the sponsor thereof without notice to any participant or beneficiary.

(ix)        There is no suit, action, claim, charge, arbitration, investigation or proceeding (except with respect to benefits payable in the normal operation of Company Plans and qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(x)            Except as disclosed in Section 3.01(j)(x) of the Company Disclosure Letter, there are no obligations or potential liability under any Company Plan for providing welfare benefits after termination of employment to any employee (or any beneficiary of an employee), including, but not limited to, retiree health and life insurance coverage, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported on their fair market value on the books and records of such Company Plan.

(xi)           No individuals are currently providing, or have ever provided, services to the Company pursuant to a leasing arrangement or similar type of arrangement. The Company has no obligation to provide benefits under any Company Plan maintained for its employees to or for the benefit of any individual who has been treated as an independent contractor by the Company.

(k)           Taxes.

(i)            The Company has timely filed with the appropriate Governmental Entity all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations and all such Tax Returns are true, accurate and complete in all material respects. The Company has (A) timely paid in full all Taxes required to have been paid by it (whether or not such Taxes were shown to be due on such Tax Returns); and (B) made adequate provision for all accrued Taxes not yet due.  The Company has made accruals for Taxes on the Company SEC Financial Statements that are adequate to cover any Tax liability of the Company determined in accordance with GAAP through the date of the applicable Company SEC Financial Statements, and any Taxes of the Company arising after the date of the most recent Company SEC Financial Statements and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business.

(ii)           As of the date of this Agreement, no federal, state, local or foreign audits, suits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Parent, and the Company has not received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. The Company has not granted any outstanding extensions of the time in which any Tax may be assessed or collected by any Tax authority. There is no action, suit, proceeding or audit with respect to any Tax or, to the knowledge of the Company, threatened against or with respect to the Company.  The Company has not received any notice of deficiency or assessment from any Governmental Entity for any amount of Tax that has not been fully settled or satisfied, and to the knowledge of the Company no such deficiency or assessment is proposed.

(iii)          No claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(l)            Properties. The Company (i) has good and marketable title to all the properties and assets (A) reflected in the Company Financial Statements as being owned by the Company (other than any such properties or assets sold or disposed of since such date in the ordinary course of business consistent with past practice) or (B) acquired after March 31, 2008 which are material to the Company’s business, free and clear of all Liens. The Company has good and valid leasehold interests in all real property leases, subleases and occupancy agreements to which the Company is a party (the “Company Leases”) and is in sole possession of the properties purported to be leased thereunder.  Section 3.01(l) of the Company Disclosure Letter lists and describes briefly all Company Leases. Each Company Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. There is no uncured breach, and no default exists, on the part of landlord under any of the Company Leases, and the Company has no knowledge of breach or default or any event, condition or state of facts, which with the giving of notice or the passage of time, or both, would constitute a breach or default by the Company under any Company Lease. There is no suit, action, arbitration or other proceeding with respect to the Company Leases or the premises leased under the Company Leases. The Company has not received notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises leased by the Company or any part thereof or of any sale or other disposition of any such leased premises or any part thereof in lieu of condemnation. The real property leased to the Company under the Company Leases encompasses all real property used by the Company, and the Company does not own any real property and does not have any options to purchase real property. The landlord under each of the Company Leases has performed all initial improvements required to be performed by it under such Company Lease and all tenant improvements allowances have been paid to the Company as tenant under such Company Lease. All insurance required to be maintained by the Company under each of the Company Leases is in full force and effect.

(m)          Environmental Matters.

(i)            The Company holds and is in compliance in all material respects with all Environmental Permits and the Company is, and has been, otherwise in compliance with all Environmental Laws in all material respects and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future.

(ii)           The Company has not received any Environmental Claim, and to the knowledge of the Company there is no threatened Environmental Claim.

(iii)          The Company has not entered into any consent decree, order or agreement under any Environmental Law.

(iv)          There are no (A) underground storage tanks, (B) polychlorinated biphenyls, (C) friable asbestos or asbestos-containing materials, (D) sumps, (E) surface impoundments, (F) landfills or (G) sewers or septic systems present at any facility currently leased, operated or otherwise used by the Company that could reasonably be expected to give rise to liability of the Company under any Environmental Laws.

(v)           There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company) or present actions, activities, events, conditions or circumstances, including, without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company under any Environmental Laws.

(vi)          No modification, revocation, reissuance, alteration, transfer or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company following such consummation.

(vii)         Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently leased or otherwise used by the Company, in violation of or so as could result in liability under, any Environmental Laws.

(viii)        The Company has not contractually assumed any liabilities or obligations under any Environmental Laws.

(n)           Contracts; Debt Instruments.

(i)            The Company is not, and has not received any notice and has no knowledge that any other party is, in default in any material respect under any contract, agreement, commitment, arrangement, lease, policy or other instrument to which it is a party or by which it is bound; and, to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

(ii)           The Company has delivered to Parent and Merger Sub (x) true, complete and correct copies of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company is outstanding and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

(iii)          The Company has delivered to Parent and Merger Sub true, complete and correct copies of all other contracts, agreements, commitments, arrangements, leases, policies or other instruments that are material to the business of the Company, including, without limitation, any non-compete agreement or any other agreement requiring expenditures above $25,000.

(o)           No Brokers.  No broker, investment banker, financial advisor or other Person (including, without limitation, SCO Capital Partners LLC and/or its affiliates) is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

(p)           Intellectual Property.

(i)            Section 3.01(p)(i) of the Company Disclosure Letter sets forth all Intellectual Property owned by the Company, which is registered or filed with, or has been submitted to, any Governmental Entity, and all Intellectual Property licensed from third parties by the Company, and the nature of the Company’s rights therein.

(ii)           The Company owns or has the right to use all Intellectual Property necessary for the Company to conduct its business as it is currently conducted and consistent with past practice.

(iii)          All of the Intellectual Property used by the Company is subsisting and unexpired, free of all Liens, has not been abandoned and, to the knowledge of the Company, does not infringe the intellectual property rights of any third party. None of the Intellectual Property to the extent used by the Company is the subject of any license, security interest or other agreement to which the Company is a party granting rights therein to any third party. No judgment, decree, injunction, rule or order has been rendered by any U.S. federal or state or foreign Governmental Entity which would limit, cancel or question the validity of, or the Company’s rights in and to any Intellectual Property in any material respect. The Company has not received notice of any pending or threatened suit, action or proceeding that seeks to limit, cancel or question the validity of, or the Company’s rights in and to any Intellectual Property. The Company takes reasonable steps to protect, maintain and safeguard its Intellectual Property, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and have executed appropriate agreements and made appropriate filings and registrations in connection with the foregoing.

(q)           Government Licenses; Compliance With FDC Act and Other Regulatory Requirements.

(i)            The Company holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the “Company Permits”).  All the Company Permits have been duly issued or obtained and are in full force and effect, and the Company is in material compliance with the terms of all the Company Permits.  The Company has not engaged in any activity that would cause revocation or suspension of any such Company Permits.  Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Company Permits.

(ii)           Without limiting the generality of the representations and warranties made in sub-paragraph (i) above, the Company represents and warrants that (i) all Pharmaceutical Products that are subject to the jurisdiction of the United States Food and Drug Administration (the “FDA”) are being developed, labelled, stored, tested and distributed directly by the Company in substantial compliance with all applicable requirements under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 (the “PHSA”) and all applicable similar state and foreign Legal Requirements, including those relating to investigational use, premarket clearance and applications or abbreviated applications to market a new Pharmaceutical Product.  “Pharmaceutical Products” shall mean all biological and drug candidates, compounds or products being researched, tested, developed, manufactured or distributed by the Company, (ii) all preclinical studies and clinical trials conducted by the Company have been, and are being, conducted in substantial compliance with the requirements of Good Laboratory Practice and Good Clinical Practice and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations (“C.F.R.”), in each case, to the extent required by applicable law and regulations, (iii) no Pharmaceutical Product has been recalled, suspended, or discontinued as a result of any action by the FDA or any other similar foreign Governmental Entity by the Company, or (iv) since December 31, 2005, neither the Company nor, to the knowledge of the Company, any of its officers, key employees or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. Section 335a or any similar state law or regulation under 42 U.S.C. Section 1320a-7.

(r)            Insurance. The Company maintains insurance policies (each, a “Company Insurance Policy”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each Company Insurance Policy is in full force and effect and is set forth in Section 3.01(q) of the Company Disclosure Letter.

(s)                                  Disclaimer of Other Representations and Warranties.  The representations and warranties contained in this Section 3.01, and in the Officer’s Certificate and Secretary’s Certificate to be delivered by the Company under this Agreement, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.  Parent and Merger Sub acknowledge and agree that the Company has made no representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as set forth in this Section 3.01.

3.02        Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure letter (to the extent each disclosure item therein is clearly marked to indicate the section, paragraph or subparagraph of this Agreement to which such disclosure is an exception, referencing the same section, paragraph and subparagraph as used in this Agreement, in each case, except to the extent that any such disclosure is reasonably discernable to apply to more than one section, paragraph or subparagraph of this Agreement) delivered by Parent and Merger Sub to Holdings and the Company at the time of execution of this Agreement (the “Parent Disclosure Letter”) or in the Parent SEC Documents filed on or after January 1, 2007, Parent and Merger Sub represent and warrant to Holdings and the Company as follows:

(a)           Organization, Standing and Corporate Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.  Parent has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and the certificate of incorporation and by-laws of Merger Sub.

(b)           Capital Structure.  As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 100,000,000,000 shares of Parent Common Stock and (ii) 2,000,000 shares of Parent Preferred Stock.  As of the close of business on June 30, 2008, there were: (i) 5,648,781 shares of Parent Common Stock issued and outstanding, (ii) 11,666,195 shares of Parent Common Stock issuable upon conversion of 3,227.3617 shares of Parent Preferred Stock, (iii) 163 shares of Parent Common Stock held in the treasury of Parent; (iv) 52,818 shares of Parent Common Stock reserved for issuance pursuant to Parent’s stock option plans (collectively, the “Parent Stock Plans”); (v) 1,293,820 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; and (vi) warrants representing the right to purchase 9,461,725 shares of Parent Common Stock;  Except as set forth above, as of the close of business on June 30, 2008 there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  The shares of Parent Common Stock to be issued in connection with the Merger (x) shall, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and (y) shall be issued in compliance in all material respects with all applicable federal and state securities laws and applicable rules and regulations promulgated thereunder.  As of the Effective Time of the Merger, the Board of Directors of Parent shall have reserved for issuance a number of shares of Parent Common Stock as is required by the Company Warrants to be assumed by Parent pursuant to Section 2.03.  Except as set forth above and in the Rights Agreement, dated as of October 31, 2001, between Parent and the American Stock Transfer & Trust Company, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend, accelerate the vesting of or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent.

As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien, and as of the Closing Date, all the issued and outstanding shares of the common stock of Merger Sub shall be owned by Parent free and clear of any Lien.

(c)                                  Authority; Noncontravention.  Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub, as applicable, and (assuming due authorization, execution and delivery by the Company) constitute valid and binding obligations of Parent and Merger Sub, as applicable, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  The execution and delivery of this Agreement does not, and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement and compliance by Merger Sub with the provisions of this Agreement shall not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a “put” right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under (i) the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Merger Sub or any of their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate would not have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated hereby, except for (i) such filings, if any, may be required under the HSR Act and the filing of any required applications, if any, by Parent and Merger Sub pursuant to antitrust or similar laws in such foreign jurisdictions as necessary, (ii) the filing with the SEC of (A) the Form S-4 and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “takeover” or “blue sky” laws of various states and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent’s and Merger Sub’s obligations hereunder or (y) have a Material Adverse Effect with respect to Parent.

(d)                                 Parent SEC Documents; Undisclosed Liabilities.  Parent has filed with the SEC all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since January 1, 2005 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents (other than the Parent SEC Financial Statements) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.  Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any Parent SEC Financial Statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The consolidated financial statements of Parent included in all Parent SEC Documents filed since January 1, 2005 (the “Parent SEC Financial Statements”) comply as to form in all material respects with applicable published accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles as applied in the United States (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments).  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles as applied in the United States to be recognized or disclosed on a consolidated balance sheet of Parent and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the audited consolidated balance sheet of Parent as of December 31, 2006 and (ii) liabilities incurred since December 31, 2006, in the ordinary course of business consistent with past practice.

(e)                                  Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in (i) the Form S-4 shall, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Information Statement shall, (A) at the date it is first mailed to the Company’s stockholders and/or (B) at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Form S-4 shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

(f)                                    Absence of Certain Changes or Events.  Since March 31, 2008, there is not and has not been: (i) any Material Adverse Change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or perform their respective obligations hereunder.

(g)                                 Litigation; Compliance with Laws.

Except as set forth on Schedule 3.02(g) of the Parent Disclosure Schedules, there is no suit, action, claim, charge, arbitration, investigation or proceeding pending before a Governmental Entity, and, to the knowledge of Parent, no suit, action, claim, charge, arbitration, investigation or proceeding pending, in each case with respect to Parent or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or to perform their respective obligations hereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have, a Material Adverse Effect with respect to Parent.  The businesses of Parent and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and would not have a Material Adverse Effect with respect to Parent.

(h)                                 Interim Operations of Merger Sub.  Merger Sub was formed on July 10, 2008 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(i)                                     Required Vote.  This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

(j)                                     Taxes.  Parent has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects.  Parent has paid all Taxes shown to be due on such Tax Returns.  Parent has made accruals for Taxes on the Parent SEC Financial Statements that are adequate to cover any Tax liability of Parent determined in accordance with generally accepted accounting principles through the date of the applicable Parent SEC Financial Statements, and any Taxes of Parent arising after the date of the most recent Parent SEC Financial Statements and at or before the Effective Time of the Merger have been or will be incurred in the ordinary course of Parent’s business.  Parent has timely withheld and timely paid all Taxes that are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.  No outstanding deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Tax authority against Parent.  Parent has not granted any outstanding extensions of the time in which any Tax may be assessed or collected by any Tax authority.  There is no action, suit, proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of Parent, threatened against or with respect to Parent.  Neither Parent nor any of its Subsidiaries has ever been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) other than a group of which Parent was the common parent.  Neither Parent nor any of its Subsidiaries has ever filed or been included in a combined, consolidated or unitary Tax Return other than with respect to a group of which Parent was the common parent.  Parent is neither a party to nor bound by any Tax sharing agreement or Tax allocation agreement.  Neither Parent nor any of its Subsidiaries is presently liable, nor does Parent or any of its Subsidiaries have any potential liability, for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 or comparable provision of state, local or foreign law, except with respect to a group of which Parent was the common parent, (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise (other than pursuant to contracts entered into with customers, vendors, real property lessors, or other third parties the principal purpose of which is not to address Tax matters).  Parent has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder, or (iv) any transaction identified as a “transaction of interest” within the meaning of proposed Treasury Regulations Section 1.6011-4(b)(6).  Parent will not be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time of the Merger, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in

Taxable income for any period ending on or after the Effective Time of the Merger.  Parent will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law).  Parent has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for Tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.  Parent is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).  For purposes of this Section 3.02(j), references to Parent shall be deemed to include Parent and all of its Subsidiaries except where the context indicates otherwise.

(k)                                  No Brokers.  No broker, investment banker, financial advisor or other Person (including, without limitation, SCO Capital Partners LLC and its affiliates) is entitled to any broker’s finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.  Parent hereby indemnifies the Company and holds the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any Person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

(l)                                     Disclaimer of Other Representations and Warranties.  The representations and warranties contained in this Section 3.02, and in the Officer’s Certificate and Secretary’s Certificate to be delivered by the Parent under this Agreement, do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements and information contained therein not misleading.  The Company acknowledges and agrees that the Parent and Merger Sub have made no representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as set forth in this Section 3.02.

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

4.01                           Conduct of Business by the Company.

(a)          During the period from the date of this Agreement to the Effective Time (except as otherwise expressly contemplated by the terms of this Agreement or agreed to in writing by Parent), the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve substantially intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, supplies, licensors, licensees, advertisers, distributors and others having significant business dealings with them.  Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated by the terms of this Agreement, the Company Disclosure Schedule or agreed to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)  (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly-owned domestic Subsidiary of the Company to its parent, (y) split, combine or reclassify any capital stock of the Company or any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)  authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any such shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities or any other securities or equity equivalents (including, without limitation, stock appreciation rights), other than the issuance of Company Common Stock upon (a) the exercise of Company Stock Options awarded but unexercised on the date of this Agreement in accordance with their present terms, or (b) the conversion of the Company Warrants awarded but unexercised on the date of this Agreement in accordance with their present terms;

(iii)  amend the Certificate of Incorporation, By-laws or other comparable charter or organizational documents of the Company or any Subsidiary;

(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

(v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except sales of inventory and receivables in the ordinary course of business consistent with past practice;

(vi)  (A) incur any Indebtedness or guarantee any Indebtedness of another Person or amend, terminate or seek a waiver with respect to any existing agreement of the Company evidencing Indebtedness of the Company, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter to any arrangement having the economic effect of any of the foregoing, except for intercompany Indebtedness between the Company and its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in, any other Person;

(vii)  acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, or make or agree to make any capital expenditures;

(viii)  pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or, except as set forth in the Company Disclosure Letter, waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document;

(ix)  adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(x)  enter into or amend any collective bargaining agreement;

(xi) change any material accounting principle used by it, except as required by generally accepted accounting principles as applied in the United States;

(xii)  settle or compromise any litigation (whether or not commenced prior to the date of this Agreement);

(xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates (other than Subsidiaries of the Company);

(xiv)  transfer to any Person any rights to its Intellectual Property;

(xv)  enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(xvi)  make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability; or

(xvii)  authorize, or commit or agree to take, any of the foregoing actions.

(b)                           Changes in Employment Arrangements.  Except as otherwise agreed to in writing by Parent, neither the Company nor any of its Subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employment benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee or increase the compensation or fringe benefits of any director, employee or former director or employee or pay any benefit not required by any existing plan, arrangement or agreement.

(c)                            Severance.  Except as set forth in Section 3.01(i)(ii) and/or 3.01(j)(vi) or (x) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

(d)                           WARN.  Neither the Company nor any of its Subsidiaries shall effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Subsidiary, without notifying Parent in advance and without complying with the notice requirements and other provisions of WARN and any similar state or local law.

(e)                            Tax Free Reorganization Treatment.  The Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, intentionally take or cause to be taken any action not otherwise consistent with the transactions contemplated by this Agreement which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)                              Other Actions.  Neither the Company nor Parent shall, or shall permit any of its Subsidiaries to, intentionally take any action that could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied; provided that the Company and its Board of Directors shall not be required to take or be prohibited from taking any action to the extent that such action is not required to be taken or is permitted, as applicable, pursuant to Section 5.06 of this Agreement.  The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty becoming untrue, (ii) the failure by such party to comply with any covenant, condition or agreement hereunder and (iii) any event which could reasonably be expected to cause the conditions set forth in Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.01                           Preparation of Form S-4 and Information Statement; Company Financial Statements.

(a)          As soon as practicable following the date of this Agreement, Parent and the Company shall prepare the Information Statement and the Form S-4, and Parent shall file with the SEC the Form S-4, in which the Information Statement shall be included. Each party shall notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Form S-4 or the Information Statement, or for any other filing or for additional information and shall supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Form S-4, the Information Statement, the Merger or any other filing.  Parent and the Company shall each use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.  Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent Common Stock to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action.

(b)         The Company’s Board of Directors may withdraw or modify such recommendation if the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law.  Any such recommendation shall be included in the Information Statement.

(c)          The Company shall use its reasonable best efforts to promptly (i) prepare all financial statements of the Company required for the Parent to timely file with the SEC the financial statements required under Items 2.01 and 9.01 of Form 8-K including, without limitation, the Company Financial Statements in compliance with Regulation S-X promulgated under the Securities Act and (ii) obtain the consent of Vitale, Caturano & Company, Ltd. and any other required consents of accountants to use their opinion with respect to the Company Financial Statements in any SEC filings that may be necessary in connection with the transactions contemplated by this Agreement.

5.02                           Access to Information; Confidentiality.

Each of the Company and Parent shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Effective Time to its properties, books, contracts, commitments, personnel and records, and, during such period, each of the Company and Parent shall, and shall cause its officers, employees and representatives to furnish promptly to the other documents filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of the Company and

Parent shall hold, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement between Parent and the Company (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.03                           Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) defending any lawsuits or other proceedings challenging this Agreement, (iii) accepting and delivering additional instruments necessary to consummate the transaction contemplated by this Agreement, and (iv) satisfying the conditions to closing set forth under Article V hereof.

5.04                           Indemnification of Company Directors and Officers.

(a)                                  From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time eligible for indemnification pursuant to the Company Certificate and Company By-laws (or comparable organizational documents) of the Company or any agreement of indemnification with the Company, in each case as the same existed on the date of this Agreement (the “Indemnified Parties”) against (i) all losses, claims, fines, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities or judgments, or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal or administrative) based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company, pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transaction contemplated hereby, in each case to the extent the Company would have been permitted under the Company Certificate and Company By-laws (or comparable organizational documents) or any agreement of indemnification with the Company to indemnify such person, in each case as the same existed on the date of this Agreement. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to Parent; (ii) after the Effective Time, Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time, Parent and the Surviving Corporation shall cooperate in the defense of any such matter, provided that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify Parent and the Surviving Corporation shall not relieve either from any liability which it may have under this Section 5.04 except to the extent such failure prejudices Parent and the Surviving Corporation). Parent and the

Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

(b)                                 If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.04.

(c)                                  The provisions of this Section 5.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(d)                                 The rights of the Indemnified Parties under this Section 5.04 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate or Company By-laws, or under any applicable contracts or laws.

(e)                                  No Circular Recovery. The obligations of the Parent and the Surviving Corporation in this Section 5.04 are subject to the condition that each Indemnified Party will not make any claim for indemnification against the Parent, the Surviving Corporation or the Company by reason of the fact that such Indemnified Party was a controlling person, director, employee or representative of the Company or the Surviving Corporation or was serving as such for another Person at the request of the Company (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by the Parent or its affiliates relating to this Agreement that is finally and successfully adjudicated against such Indemnified Party. With respect to any claim brought by the Parent or its affiliates against any Indemnified Party relating to this Agreement that is finally and successfully adjudicated against such Indemnified Party, the obligations of the Parent and the Surviving Corporation in this Section 5.04 are subject to the condition that any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by any Indemnified Party shall not be applicable.

5.05                           Public Announcements. Neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall issue any press release or public statement with respect to the transactions contemplated by this Agreement, including the Merger, without the other party’s prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Merger Sub and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.06                           No Solicitation.  The Company shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any Person (other than Merger Sub or Parent) relating to (i) any acquisition or purchase of 33.33% or more of the assets of the Company or of over 33.33% of any class of equity securities of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 33.33% or more of any class of equity securities of the Company, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company whose assets, individually or in the aggregate, constitute more than 33.33% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, “Transaction Proposals”), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the forgoing, or furnish to any other Person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement, a copy of which shall be provided for informational purposes only to Parent) concerning the Company and its businesses, properties or assets to a third party who has made a bona fide Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made a bona fide Transaction Proposal, (iii) following receipt of a bona fide Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Transaction Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 3.01, and/or (v) taking any action required to be taken by the Company pursuant to a non-appealable, final order by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of advice from outside counsel that such action is required in order to satisfy its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after prompt advance notice to Parent (which notice shall in no event be given less than two (2) business day prior to furnishing such information or entering into such discussions) with respect to such action and that such Board of Directors shall, to the extent consistent with its fiduciary duties, continue to advise Parent after taking such action and, in addition, if such Board of Directors receives a Transaction Proposal, then the Company shall promptly inform Parent of the terms and conditions of such proposal and the identity of the Person making it. The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

5.06                           Shareholder Rights Plan. The Parent shall take all action necessary to render the Shareholder Rights Plan inapplicable to the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

5.07                           Tax Free Reorganization Treatment. The Company, Parent and Merger Sub shall not intentionally take or cause to be taken any action not consistent with the transactions contemplated by this Agreement or which could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.08                           Termination of Company Plans.  Effective no later than the day immediately preceding the Closing Date but contingent upon the Closing, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (collectively, the “Terminated Company Plans”).  The Company shall provide Parent with evidence that such Terminated Company Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) in accordance with each such Terminated Company Plan’s respective terms.  The Company also shall take such other actions in furtherance of terminating such Terminated Company Plan(s) as Parent may reasonably require.

ARTICLE VI.

CONDITIONS PRECEDENT

6.01                           Conditions to each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated;

(b)                                 Governmental Approvals. Other than the filing of the Delaware Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, the failure of which to file, obtain or occur is reasonably likely to have a Material Adverse Effect with respect to Parent or a Material Adverse Effect with respect to the Company, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect with respect to Parent or a Material Adverse Effect with respect to the Company;

(c)                                  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material “blue sky” and other state securities laws applicable to the registration and qualification of Parent Common Stock issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with;

(d)         Information Statement.  No stop order suspending the use of the Information Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff;

(e)                                  Flow of Funds Memorandum.  Parent and the Company shall have executed and delivered a mutually agreeable Flow of Funds Memorandum setting forth certain payments to be made by Parent concurrently with the Closing (the “Flow of Funds Memorandum”);

(f)                                    Stockholder Approval.  The Merger and this Agreement shall have been approved and adopted by the requisite vote of the holders of shares of Company Common Stock to the extent required pursuant to the requirements of the certificate of incorporation and the DGCL;

6.02                           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a)                                  Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or in the Company Disclosure Letter, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and Parent shall have received a certificate to such effect signed by the president of the Company.

(b)                                 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate dated as of the Closing Date signed on behalf of the Company by the president of the Company to the effect set forth in this paragraph.

(c)                                  Consents, Etc.  Parent and Merger Sub shall have received evidence, in form and substance reasonably satisfactory to Parent, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Company.

(d)                                 No Litigation.  There shall not be pending by any Governmental Entity or any other Person or solely with respect to any Governmental Entity, threatened by any suit, action or proceeding, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from any party hereto or any of their Affiliates any damages that are material in relation to the Company; (ii) seeking to prohibit or limit the ownership or operation by the Company of any material portion of the business or assets of the Company or to dispose of or hold separate any material portion of the business or assets of the Company, as a result of the Merger or any of the other transactions contemplated by this Agreement; (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the Surviving Corporation; or seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company.

(e)                                  Termination of Company Options and certain Company Warrants.  The Company shall have complied with the requirements of the 1994 Equity Incentive Plan and the 2001 Incentive Plan (together, the “Company Option Plans”) in connection with offering holders of the Company Options and Company Warrants (other than the In the Money Company Warrants) the opportunity to exercise all such Company Options and Company Warrants held by such holder prior to the Effective Time.  At the Effective Time, all outstanding Company Options and Company Warrants not exercised (other than the In the Money Company Warrants) shall be terminated and each such holder shall have no further rights thereunder to purchase shares of Company Common Stock.  At the Effective Time, the In the Money Company Warrants shall automatically convert into the right to receive Merger Consideration as provided in Article II above.

(f)                                    Directors and Officers. As of the Effective Time:

(i)                                     Consulting and Transition Agreement. Parent and the Company’s President & Chief Business Officer shall have mutually agreed on terms to discharge the Company’s obligations and agree upon the terms of that certain Consulting and Transition Agreement, in the form attached as Exhibit A hereto; and

(g)                                 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or Material Adverse Change with respect to the Company.

(h)                                 Dissenters’ Rights.  Any applicable period during which stockholders of the Company have the right to exercise appraisal, dissenters’ or other similar rights under Section 262 of the DGCL or other applicable law shall have expired and stockholders of the Company holding in the aggregate more than five percent (5%) of the outstanding shares of Company Common Stock shall not have exercised appraisal, dissenters’ or similar rights under Section 262 of the DGCL or other applicable law with respect to such shares by virtue of the Merger.

(i)                                     Resignation of Directors and Officers.  Except as set forth in Sections 1.06 and 1.07, the directors and officers of the Company, in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time.

(f)                                    FIRPTA Certificate.  The Company shall have delivered a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

6.03                           Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the following conditions:

(a)                                  Representations and Warranties.  The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for (i) changes contemplated by this Agreement or in the Parent Disclosure Letter, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and the Company shall have received a certificate to such effect signed by an authorized officer of Parent and Merger Sub.

(b)                                 Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date. Holdings and the Company shall have received a certificate dated as of the Closing Date signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub to the effect set forth in this paragraph.

(c)                                  No Litigation. There shall not be pending by any Governmental Entity or any other Person or solely with respect to any Governmental Entity, threatened by any suit, action or proceeding, challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(d)                                 Parent Consents, Etc. The Company shall have received evidence, in form and substance reasonably satisfactory to the Company, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated hereby have been obtained, except where the failure to obtain such licenses, permits, consents, approvals, authorizations, qualifications and orders would not, individually or in the aggregate with all other failures, have a Material Adverse Effect with respect to the Parent.

ARTICLE VII.

TERMINATION, AMENDMENT, AND WAIVER

7.01         Termination.  This Agreement may be terminated and abandoned at any time prior to the Effective Time:

(a)         by mutual written consent of Parent and the Company;

(b)         by either Parent or the Company if any Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable;

(c)         by either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2008 (other than due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed at or prior to the Effective Time);

(d)         by either Parent or the Company if the Company Stockholder Approval shall not have been obtained;

(e)   by Parent, if the Company or its Board of Directors shall have (1) failed to approve, withdrawn, modified, or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein; (2) failed as promptly as reasonably practicable after the Form S-4 is declared effective to mail the Information Statement to its stockholders or failed to include in such statement such recommendation; (3) recommended any Transaction Proposal from a Person other than Parent or any of its affiliates; (4) resolved to do any of the foregoing; or (5) in response to the commencement of any tender offer or exchange offer for more than 10% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer at the time of filing of the requisite Schedule 14d-9 with the SEC;

(f)    by the Company, if the Company has received a Superior Proposal, which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) continues to constitute a Superior Proposal.  For purposes of this Agreement, a “Superior Proposal” is an Acquisition Proposal for 100% of the Company Common Stock that involves consideration to the holders of shares of Company Common Stock that is superior to the consideration offered to such holders pursuant to the Merger and that otherwise represents a superior transaction to the Merger in the reasonable discretion of the Company’s Board of Directors;

(g)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) (other than with respect to the delivery of the officers’ certificates required thereunder) would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts within ten (10) business days of the time such representation or warranty shall have become untrue or such breach, Parent may not terminate this Agreement under this Section 6.01(g) during such ten-day period, provided Company continues to exercise such commercially reasonable efforts; or

(h)   by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) (other than with respect to the delivery of the officers’ certificates required thereunder) would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts within ten (10) business days of the time such representation or warranty shall have become untrue or such breach, the Company may not terminate this Agreement under this Section 6.01(h) during such ten-day period provided Parent continues to exercise such commercially reasonable effort.

7.02         Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub, or the Company, provided that (a) any such termination shall not relieve a party from liability for any willful breach of this Agreement and (b) the last sentence of Section 4.02(a), this Section 7.02, Section 8.07 and the Confidentiality Agreement shall remain in full force and effect and survive any such termination. Nothing contained in this paragraph shall relieve any party for any breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement.

7.03         Amendment.  This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04         Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the provisions of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05         Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section 7.04 shall, in order to be effective, require in the case of any party hereto an action by its Board of Directors or a duly-authorized designee of its Board of Directors.

VIII.

GENERAL PROVISIONS

8.01         Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties shall be extinguished on consummation of the Merger and no party hereto nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after Effective Time.

8.02  Fees and Expenses.

Except as set forth in this Section 8.02, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and Parent shall share equally all fees and expenses, other than accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the S-4 and the Information Statement (including any related preliminary materials) and any amendments or supplements thereto.

8.03       Notices.  All notices, requests, claims, demands and other communications under this      Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub, to

Access Pharmaceuticals, Inc.

2600 Stemmons Freeway, Suite 176

Dallas, Texas 75207

Attention:  Jeffrey B. Davis

Telecopier No.:  (214) 905-5101

with a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA  02110

Attention:  John J. Concannon III, Esq.

Telecopier No.:  (617) 951-8736

(b)           if to the Company or its Subsidiaries, to

MacroChem Corporation

80 Broad Street, 22nd Floor

New York, New York 10004

Attention:  President

Telecopier No.:  (212) 514-8613

with a copy to:

Hiscock & Barclay LLP

258 Genesee Street, Suite 305

Utica, New York 13502

Attention:  John A. Jadhon, Esq.

Telecopier No.:  (315) 624-7359

8.04         Definitions.  For purposes of this Agreement:

(a)   “Acquisition Proposal” means any solicitation, initiation, encouragements, discussions, negotiations and communications regarding a similar transaction with any third party involving:

1.     Any acquisition or purchase from the Company by any person or “group” as defined under Section 13(d) of the Exchange Act of more than a 20% interest in the Company Common Stock or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the total outstanding voting securities of the Company;

2.     any consolidation, business combination, merger or similar transaction involving the Company;

3.     any sale, lease, exchange, transfer, license, acquisition or disposition of assets of the

Company or its Subsidiaryfor consideration equal to 20% or more of the market value of all of the outstanding shares of Company Common Stock on the last trading day prior to the date of this Agreement; or

4.     Any recapitalization, restructuring, liquidation or dissolution of the Company.

(b)           “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(c)           “Agreement” has the meaning set forth in the preamble;

(d)           “Certificates” shall have the meaning ascribed thereto in Section 2.01(d);

(e)           Certificate of Merger” shall have the meaning ascribed thereto in Section 1.03;

(f)            “C.F.R.” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(g)           “Closing” shall have meaning ascribed thereto in Section 1.02;

(h)           “Closing Date” shall have meaning ascribed thereto in Section 1.02;

(i)            “Code” shall have meaning ascribed thereto in the fourth recital to this Agreement;

(j)            “Common Stock Exchange Ratio” shall have meaning ascribed thereto in Section 2.01(c)(i);

(k)           “Company” shall have meaning ascribed thereto in the preamble to this Agreement;

(l)            “Company By-laws” shall have the meaning set forth in Section 3.01(a);

(m)          “Company Certificate” shall have meaning ascribed thereto in Section 3.01(a);

(n)           “Company Common Stock” means the common stock, par value $0.001 per share, of the Company;

(o)           “Company Disclosure Letter” shall have meaning ascribed thereto in Section 3.01;

(p)           “Company Financial Statements” shall have meaning ascribed thereto in Section 3.01(e);

(q)           “Company Insurance Policy” shall have meaning ascribed thereto in Section 3.01(q);

(r)            “Company Leases” shall have meaning ascribed thereto in Section 3.01(j);

(s)           “Company Note” or “Company Notes” shall have the meaning ascribed thereto in Section 2.01(e);

(t)            “Company Options” means the options to purchase shares of Company Common Stock listed in Section 3.01(c) of the Company Disclosure Letter;

(u)           “Company Option Plans” shall have the meaning set forth in Section 6.02(e);

(v)           “Company Plans” shall have the meaning set forth in Section 3.01(i)(i);

(w)          “Company Permits” shall have meaning ascribed thereto in Section 3.01(p)(i);

(x)            “Company SEC Documents” shall have the meaning ascribed thereto in Section 3.01(e);

(y)           “Company Warrants” means warrants to purchase shares of Company Common Stock as listed in Section 3.01(c) of the Company Disclosure Letter;

(z)            “Confidentiality Agreement” shall have meaning ascribed thereto in Section 4.02(a);

(aa)         “Controlled Group” shall have meaning ascribed thereto in Section 3.01(h)(iii);

(bb)         “Delaware Certificate of Merger” shall have meaning ascribed thereto in Section 1.03;

(cc)         “Dissenting Shares” shall have the meaning set forth in Section 2.04;

(dd)         “DGCL” shall have meaning ascribed thereto in the second recital to this Agreement;

(ee)         “Effective Time” shall have meaning ascribed thereto in Section 1.03;

(ff)           “Environmental Claim” means any written or oral notice, claims, demand, action, suit, complaint, proceeding or other communication by any Person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or Parent (as applicable) or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

(gg)         “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company or Parent (as applicable) to conduct its operations and business on the date hereof and consistent with past practices;

(hh)         “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act of 1976, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws;

(ii)           “ERISA” shall mean the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law;

(jj)           “Exchange Act” shall mean the Exchange Act of 1934, as amended;

(kk)         “Exchange Agent” shall have the meaning set forth in Section 2.02;

(ll)           “Exchange Fund” shall have the meaning set forth in Section 2.02;

(mm)       “FDA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(nn)         “FDCA” shall have meaning ascribed thereto in Section 3.01(q)(ii);

(oo)         “Flow of Funds” shall have the meaning set forth in Section 6.01(e);

(pp)         “Form S-4” shall have the meaning set forth in Section 3.01(g);

(qq)         “GAAP” shall have meaning ascribed thereto in Section 3.01(e);

(rr)           “Governmental Entity” shall have meaning ascribed thereto in Section 3.01(d);

(ss)         “Hazardous Materials” means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

(tt)           “Indebtedness” means, with respect to any Person, without duplication, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (D) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person’s business), (E) all capitalized lease obligations of such Person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (G) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such Person, (I) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (K) all obligations with respect to compensation or other employee arrangements which become due or payable as a result of this Agreement or the transactions contemplated hereby;

(uu)         “Indemnified Liabilities” shall have meaning ascribed thereto in Section 4.04(a);

(vv)         “Indemnified Parties” shall have meaning ascribed thereto in Section 4.04(a);

(ww)       “Intellectual Property” means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, including, without limitation, all (i)(a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, research, works, technology, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, software, databases and related items (except for off-the-shelf commercial software); (c) trademarks, service marks, trade names, brand names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby and all common-law rights relating thereto; and (d) trade secrets and other confidential information; and (ii) all registrations, applications, recordings and licenses or other similar agreements related to the foregoing;

(xx)          “In the Money Company Warrants” shall have the meaning set forth in Section 2.03;

(yy)         “IRS” shall mean the U.S. Internal Revenue Service;

(zz)          “knowledge of the Company” means the actual knowledge of any officer of the Company, including James Pachence as President of the Company, assuming due inquiry, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual;

(aaa)       “knowledge of Parent” means the actual knowledge of any officer of Parent, assuming due inquiry, or those facts which, taking into account the scope and nature of the responsibilities of the individual in question, should have been known to such individual;

(bbb)      “Licenses” shall have meaning ascribed thereto in Section 3.01(o)(ii);

(ccc)       “Lien” or “Liens” shall have meaning ascribed thereto in Section 3.01(d);

(ddd)      “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect, event or occurrence that either individually or in the aggregate with all other such changes, effects, events and occurrences has been or is reasonably likely to be materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and its Subsidiaries taken as a whole, provided that (i) with respect to Section 3.01(h)(i) and (ii), shall exclude any material adverse change in the Company’s results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of the Company’s business arising from the transactions contemplated by this Agreement or the public announcement thereof and (ii) with respect to Section 3.02(f)(i) and (ii), shall exclude any material adverse change in Parent’s results of operations for any fiscal period prior to the Closing Date that is directly attributable to a disruption in the conduct of Parent’s business arising from the transactions contemplated by this Agreement or the public announcement thereof; and provided, further, that Material Adverse Effect and Material Adverse Change shall not be deemed to include the impact of (a) any change in laws and regulations or interpretations thereof by courts or governmental authorities generally applicable to the Company and Parent, (b) any change in GAAP or regulatory accounting principles generally applicable to the Company and Parent, (c) any change arising or resulting from general industry, economic or capital market conditions or conditions in markets relevant to the Company or Parent, as applicable, that affects Parent or the Company, as applicable (or the markets in which Parent or the Company, as applicable, compete) in a manner not disproportionate to the manner in which such conditions affect comparable companies in the industries or markets in which Company or Parent, as applicable, compete, (d) any act or omission of the Company taken with the prior written consent of Parent or (e) the expenses reasonably incurred by the Company in entering into this Agreement and consummating the transactions contemplated by this Agreement;

(eee)       “Merger” shall have meaning ascribed thereto in second recital to this Agreement;

(fff)         “Merger Consideration” shall have meaning ascribed thereto in Section 2.01(c)(ii);

(ggg)      “Merger Sub” shall have meaning ascribed thereto in the preamble to this Agreement;

(hhh)      “Parent” shall have meaning ascribed thereto in the preamble to this Agreement;

(iii)          “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(jjj)          “Parent Disclosure Letter” shall have meaning ascribed thereto in Section 3.02;

(kkk)       “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock;

(lll)          “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent;

(mmm)    “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent;

(nnn)      “Parent SEC Documents” shall have meaning ascribed thereto in Section 3.02(d);

(ooo)      “Parent SEC Financial Statements” shall have meaning ascribed thereto in Section 3.02(d);

(qqq)      “Permitted Lien” means statutory Liens securing payments not yet due and such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties;

(rrr)         “Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

(sss)       “Pharmaceutical Products” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(ttt)         “PHSA” shall have meaning ascribed thereto in Section 3.01(p)(ii);

(uuu)      “SEC” means the United States Securities and Exchange Commission;

(vvv)      “Securities Act” shall mean the Securities Act of 1933, as amended;

(www)    “Shareholder Rights Plan” shall have meaning ascribed thereto in Section 3.02(b);

(xxx)        “Subsidiary” of any Person means another Person, who holds an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) or is owned directly or indirectly by such Person;

(yyy)      “Superior Proposal” shall have the meaning ascribed thereto in Section 7.1(f);

(zzz)        “Surviving Corporation” shall have meaning ascribed thereto in Section 1.01;

(aaaa)     “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing” and “Tax Law”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing;

(bbbb)    “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax;

(cccc)     “Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, know-how, formulas, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, documentation and manuals), computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical and mechanical equipment and all other forms of technology, including improvements, modifications, works in process, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise, and all documents and other materials recording any of the foregoing;

(dddd)    “WARN” shall have meaning ascribed thereto in Section 3.01(i)(ii).

8.05         Interpretation.  When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

8.06         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  The delivery of a signature page of this Agreement by one party to the other via facsimile or other electronic transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

8.07         Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter, and the Schedules and Exhibits attached hereto) and the other agreements and instruments referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement, other than Section 5.04 (with respect to which the Indemnified Parties shall be third-party beneficiaries), is not intended to confer upon any Person other than the parties any rights or remedies.

8.08         Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of New York in any action in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.02.  Nothing in this Section 7.07, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any party hereto in the negotiation, administration, performance and enforcement of this Agreement.

8.09         Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.10         Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACCESS PHARMACEUTICALS, INC.

By:	/s/ Jeffrey B. Davis
	Name:	Jeffrey B. Davis
	Title:	Chief Executive Officer

MACM ACQUISITION CORP.

By:	/s/ Jeffrey B. Davis
	Name:	Jeffrey B. Davis
	Title:	President

MACROCHEM CORPORATION

By:	/s/ David P. Luci
	Name:	David P. Luci
	Title:	President & Chief Business Officer